EXHIBIT 10.3
PepsiAmericas, Inc.
Executive Deferred Compensation Plan

(As Amended and Restated Effective January 1, 2008)

PepsiAmericas, Inc. Executive Deferred Compensation Plan
PepsiAmericas, Inc., effective January 1, 2008 (“Effective Date”), adopts, amends and restates the PepsiAmericas, Inc. Executive Deferred Compensation Plan (“Plan”).
This Plan is intended, with respect to each participating employer, to be in part an unfunded, deferred compensation plan for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and in part to be an excess benefit plan described in Section 3(36) of ERISA.

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TABLE OF CONTENTS
(cont.)

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ARTICLE I
DEFINITIONS
     The following Sections of this Article I provide basic definitions of terms used throughout this Plan, and whenever used herein in a capitalized form, except as otherwise expressly provided, the terms shall be deemed to have the following meanings:
     1.1 “Accounting Period” means each business day.
     1.2 “Accounts” means the record of a Participant’s interest in this Plan represented by his or her:
     (a) “Employee Savings Account” which means a Participant’s interest in this Plan composed of Employee Savings Deferrals posted for each Plan Year to the Participant under this Plan, for such Plan Year, plus all income and gains deemed credited to and minus all losses deemed charged to such Account, as measured by the investment returns of each Investment Fund designated by the Participant, and minus all withdrawals and distributions actually charged to such Account; and
     (b) “Employer Savings Account” which means a Participant’s interest in this Plan composed of Employer Savings Deferrals and Employer Nonelective Deferrals posted for each Plan Year to the Participant under this Plan for such Plan Year, plus all income and gains deemed credited to and minus all losses deemed charged to such Account, as measured by the investment returns of each Investment Fund designated by the Participant, and minus all withdrawals and distributions actually charged to such Account.
     (c) “AIP Deferral Accounts” which consist of the following Accounts:
     (1) “Retirement Bonus Account” which means a Participant’s interest in this Plan composed of Bonus Deferrals posted for each Plan Year to the Participant under this Plan, for such Plan Year which are to be paid in the same manner as the Employee Savings Account, plus all income deemed credited to and minus all losses deemed charged to such Account, as measured by the investment returns of each Investment Fund designated by the Participant, and minus all withdrawals and distributions actually charged to such Account.
     (2) “Fixed Date Bonus Account” which means a Participant’s interest in this Plan composed of Bonus Deferrals posted for each Plan Year to the Participant under this Plan for such Plan Year which are to be paid on a specific Payment Date selected by the Participant for that Plan Year’s Bonus Deferrals, plus all income deemed credited to and minus all losses deemed charged to such Account, as measured by the investment returns of each Investment Fund designated by the Participant, and minus all withdrawals and distributions actually charged to such Account.
     (d) “PepsiCo Transfer Account” which means a Participant’s interest in this Plan composed of liabilities and obligations accrued by a Participant as of the Effective Date under the PepsiCo Executive Income Deferral Program, which liabilities and obligations are assumed by this Plan to the extent provided by this Plan.
     (e) “Delta Transfer Account” which means a Participant’s interest in this Plan composed of liabilities and obligations accrued by a Participant as of the Effective Date under the Delta Beverage Group, Inc. Deferred Compensation Plan, which liabilities and obligations are assumed by this Plan to the extent provided by this Plan.
         1.3 “Advance Election” means a Participant’s Deferral Election to receive his or her Employee Savings Account and Employer Savings Account and Retirement Bonus Account in a lump sum or an Installment Form of Payment.
         1.4 “AIP Award” means the amount of award payable to a Participant under the PepsiAmericas, Inc. Annual Incentive Compensation Plan.
         1.5 “AIP Compensation” means the amount of the AIP Award.
         1.6 “Appendix” means a written supplement attached to this Plan and made a part hereof which has been added in accordance with the provisions of this Plan.
         1.7 “Beneficiary” means, with respect to the balance of a Participant’s Accounts as of the death of such Participant, each person designated by the Participant on his or her most recent Beneficiary election form. An individual who is entitled to receive a Survivor Benefit on and after the death of a Participant will remain a Beneficiary until the receipt of the balance of all of such Accounts to which he or she is entitled.
         1.8 “Board of Directors” means the board of directors of the Company or the Parent.
         1.9 “Bonus Deferral” means the amount of voluntary salary reduction elected by the Participant for a Plan Year from his or her AIP Award.
         1.10 “Change of Control (for Grandfathered Accounts)” means, determined separately for each Participating Employer, an event which shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Parent, if one exists, or the Participating Employer in which either the Parent or the Participating Employer, respectively, is not the continuing or surviving corporation or pursuant to which shares of the Parent’s or the Participating Employer’s common stock are converted into cash, securities or other property, other than a merger in which the holders of the Parent’s or the Participating Employer’s common stock, respectively, immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or in a series of related transactions) of all or substantially all the assets of either the Parent or the Participating Employer, or (ii) the shareholders of either the Parent or the Participating Employer shall approve any plan or proposal for such corporation’s liquidation or dissolution, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than the Parent, Participating Employer or their subsidiaries, or any employee benefit plan sponsored by the Parent, the Participating Employer or their subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of either the Parent or the Participating Employer representing twenty-five percent (25%) or more of the combined voting power of the Parent’s or the Participating Employer’s, respectively, then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Participating Employer shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Parent’s or the Participating Employer’s shareholders, respectively, of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period; provided however, notwithstanding (i), (ii), (iii) or (iv) above, the proposed transaction wherein PepsiCo, Inc. would acquire a less than fifty percent (50%) interest in the common stock of Whitman Corporation or its successor by merger shall not constitute a “Change of Control.”
     “Change of Control (for Non-Grandfathered Accounts)” shall be deemed to have occurred if:
     (a) any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, other than a merger in which the holders of the Company’s common stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Company or to cause a change in the effective control of the Company; or
     (b) any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) percent or more of the total voting power of the stock of the Company; or
     (c) any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company and/or a Participating Employer that has a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company and the Participating Employers, taken as a whole, immediately prior to such acquisition or acquisitions;
     (d) any one person, or more than one person acting as a group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) stock of one or more Participating Employer where the total gross fair market value of the assets of such Participating Employer(s) is equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company and the Participating Employers, taken as a whole, immediately prior to such acquisition or acquisitions; or
     (e) a majority of the members of the Company’s or a Participating Employer’s Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s or the Participating Employer’s Board prior to the date of the appointment or election.
     Notwithstanding (a), (b), (c) or (d) above, a proposed transaction wherein PepsiCo, Inc. would acquire a less than fifty percent (50%) interest in the common stock of the Company or its successor shall not constitute a Change of Control.
     1.11 “Company” means PepsiAmericas, Inc. or any successor entity by operation of law or any successor entity which affirmatively adopts the Plan, the Trust and the obligations of PepsiAmericas, Inc. with respect to the Plan and the Trust.
     1.12 “Compensation” means the amount recognized under this Plan from which a Participant can make a Deferral. Specific types of Compensation with respect to each Participating Employer include:
     (a) For all purposes other than in (b) or (c) below, for any Plan Year, a Participant’s “Compensation,” as defined in the RSP for the Plan Year. Notwithstanding the preceding sentence, Compensation shall be determined
     (1) without regard to the Compensation Limit;
     (2) by including a Participant’s AIP Award paid or payable during the Plan Year (whether or not payment of all or a portion of the AIP Award is deferred by the Participant to a later Plan Year) but will not include that portion of an AIP Award plus earnings paid during the same Plan Year as a result of an earlier election to defer payment of such portion of the AIP Award; and
(3) by including Employee Savings Deferrals deferred during the Plan Year.
     (b) For purposes of Bonus Deferrals and AIP Deferrals, a Participant’s AIP Award (other than that portion of the AIP Award which is an Employee Savings Deferral) and excluding an amount equal to the sum of (i) the Employee’s portion of taxes imposed by the Federal Insurance Contributions Act with respect to the AIP Award, with respect to the Employer Savings Deferrals on the portion of the AIP Award which is an Employee Savings Deferral.
     1.13 “Compensation Committee” means the Management Resources and Compensation Committee of the Board of Directors.
     1.14 “Compensation Limit” means the limitation on the amount of Compensation which may be considered after application of Code Section 401(a)(17).
     1.15 “Contribution Dollar Limit” means the combined annual applicable dollar amount and catch-up contribution limit imposed on each Participant pursuant to Sections 402(g)(1)(B) and 414(v) of the Code (as indexed for cost of living adjustments pursuant to Code Sections 402(g)(4) and 414(v)(2)(C)).
     1.16 “Conversion Election” means an election on such form that may be required to be completed by a Participant to change the method of measuring the investment return on all or some specified portion of such Participant’s Accounts. No Conversion Election shall be deemed to have been given unless it is complete and delivered in accordance with the procedures established by the Senior Vice President.
     1.17 “Deferrals” means amounts posted to this Plan by the Company or a Participant. Specific types of deferrals include:
     (a) “Employee Savings”. An amount posted based upon the Participant’s Deferral Election.
     (b) “Employer Savings”. An amount posted based upon the Employee Savings Deferral made by the eligible Participant.
     (c) “Employer Nonelective”. An amount posted based on the percentage level of Pay Based Contributions made by the Participating Employer to the RSP for a Plan Year.
     (d) “Bonus”. An amount posted to the Participant’s Retirement Bonus Account or Fixed Date Bonus Account based upon the Participant’s Deferral Election to defer some or all of his or her AIP Compensation.

     1.18 “Deferral Election” or “Election” means irrevocable elections (subject to Section 3.3) made by a Participant (a) to reduce his or her Compensation for each payroll period during a Plan Year by an amount equal to the product of his or her Deferral Percentage and such Compensation subject to the Deferral Election, and to select the form such compensation shall be paid following Termination of Employment.
     For purposes of Bonus and AIP Deferrals, Election also means irrevocable elections (subject to Section 3.3) made by a Participant (a) to select whether Bonus Deferrals for that Plan Year will be paid either (1) in the same manner and time as Employee Savings Deferrals, or (2) on a Payment Date specified by the Participant; and (b) if the Bonus Deferral is to be paid at a specified date selected by the Participant, to select the Payment Date for that Plan Year’s Bonus Deferral.
     Deferral Elections shall be made prior to the start of the Plan Year for which the Compensation is earned, provided that an election to defer performance-based Compensation as defined in Section 409A of the Code shall be made no later than the 180th day of the Plan Year in which such performance-based Compensation is earned, regardless of when paid. In addition, an individual who becomes a Participant during the Plan Year shall have thirty (30) days to complete their Deferral Elections for Compensation that is not yet earned.
     1.19 “Deferral Percentage” means (a) with respect to Employee Savings Deferrals, the percentage of a Participant’s Compensation for a Plan Year which is to be deferred and posted to this Plan and, (b) with respect to Bonus Deferrals, the percentage of a Participant’s AIP Compensation for a Plan Year which is to be deferred and posted to this Plan.
     1.20 “Effective Date” means January 1, 2008, the date on which the provisions of this amended and restated Plan became effective, unless otherwise noted.
     1.21 “Eligible Employee” means (a) with respect to AIP Deferrals, each Employee who is participating in the PepsiAmericas, Inc. Annual Incentive Compensation Plan during that Plan Year with respect to which an AIP Award is granted, (b) with respect to all other portions of the Plan, each Employee who is participating in the PepsiAmericas, Inc. Annual Incentive Compensation Plan during that Plan Year, and (c) is also a highly compensated employee or a member of a select group of management employees, as determined by the Senior Vice President, and (d) is designated by the Senior Vice President as an Eligible Employee.
     1.22 “Employee” means any person who is considered to be an employee of a Participating Employer pursuant to the personnel policies of the Participating Employer; and on and after a Change of Control, who renders services as a common law employee to the Participating Employer.
     1.23 “Employer” means a member of the same controlled group of corporations, within the meaning of Section 414(b) and (c) of the Code, as the Company.

     1.24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     1.25 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     1.26 “Good Reason” means:
     (1) A material diminution in the Participant’s base Compensation;
     (2) A material diminution in the Participant’s authority, duties, or responsibilities;
     (3) A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that a Participant report to a corporate officer or employee instead of reporting directly to the Board;
     (4) A material diminution in the budget over which the Participant retains authority; or
     (5) A material change in the geographic location at which the Participant must perform services.
The Participant must provide notice to the Senior Vice President of the existence of the condition described above within ninety (90) days of the initial existence of any such condition. The Company shall have thirty (30) days following receipt of the notice during which the Company may remedy the condition and not be required to make payment to the Participant in accordance with Section 9.11.
     1.27 “Grandfather Accounts” means the vested portion of each of the Accounts on December 31, 2004, adjusted for gains and losses.
     1.28 “Insider” means for a Plan Year, or any portion thereof, the Participant is subject to the reporting requirements of Section 16 of the Exchange Act.
     1.29 “Installment Form of Payment” means, with respect to Employee Savings Account, Employer Savings Account, and Retirement Bonus Account, the payment of such Accounts in annual installments over a period of fifteen (15) years, or if paid pursuant to an Advance Election, over a period of five (5) years or ten (10) years, with each installment being an amount equal to the amount determined by dividing the applicable balance of such Accounts as of the date of payment by the number of dates of payment remaining in the installment period (including the current date of payment), and each annual installment being paid on the one year anniversary of the first payment.

     1.30 “Internal Revenue Code” or “Code” means the Internal Revenue Code of 1986, as amended, any subsequent Internal Revenue Code and final Treasury Regulations. If there is a subsequent Internal Revenue Code, any references herein to Internal Revenue Code Sections shall be deemed to refer to comparable Sections of any subsequent Internal Revenue Code.
     1.31 “Investment Election” means an election made by a Participant to direct the method of measuring the investment return on the Participant’s Accounts.
     1.32 “Investment Fund” or “Fund” means one or more of the investment alternatives which are available under the RSP at any determination date unless designated otherwise by the Management Committee, and which are used by this Plan as a measurement of investment return on Accounts.
     1.33 “Management Committee” means the Management Committee appointed pursuant to the terms of the Trust which will have the power to manage and control the operation and administration of this Plan.
     1.34 “Non-Grandfathered Accounts” means the unvested portion of each of the Accounts on December 31, 2004, all contributions credited to each of the Accounts beginning on January 1, 2005, as adjusted for investment gains and losses.
     1.35 “Notice Date” means the date established as the deadline for a Participant to return a Deferral Election or to provide any other notification with respect to an administrative matter in order to be effective under this Plan.
     1.36 “Parent” means any person (as such term is used in Sections 13(d) and l4(d)(2) of the Exchange Act), other than any employee benefit plan sponsored by the Parent or a Participating Employer, (i) having directly or indirectly a beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Participating Employer representing twenty-five percent (25%) or more of the combined voting power of the Participating Employer’s then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors; and (ii) with an Investment Grade Rating.
     1.37 “Participant” means an Eligible Employee who begins to participate in this Plan after completing the eligibility requirements. An individual will remain a Participant until the distribution of the balance of all of his or her Accounts.
     1.38 “Participating Employer” means an Employer that has adopted the Plan in accordance with Article XIII.
     1.39 “Pay Based Contribution” means the “Pay Based Contribution” to the RSP made by a Participating Employer with respect to Compensation paid to a Participant.
     1.40 “Pension Plan” means the PepsiAmericas, Inc. Pension Plan for Salaried Employees and any Successor Plan.

     1.41 “Plan” means the PepsiAmericas, Inc. Executive Deferred Compensation Plan, as it may be validly amended from time to time.
     1.42 “Plan Year” means the annual Accounting Period (or less than an annual Accounting Period for a new Participant) with respect to each Participant which ends on each December 31.
     1.43 “RSP” means the PepsiAmericas, Inc. Salaried 401(k) Plan.
     1.44 “Senior Vice President” means the Senior Vice President-Human Resources or the Executive Vice President of Human Resources of PepsiAmericas, Inc., or any person who shall succeed to the functional responsibilities of said office. The Senior Vice President shall have the power and authority to act, to the extent delegated to him or her, on behalf of the Company (and all Employers) with respect to matters which relate to the Plan. The Senior Vice President may empower a representative to act on its behalf and such person shall have the authority to act within the scope of such empowerment to the full extent the Senior Vice President could have acted.
     1.45 “Settlement Date” means the date on which financial transactions from a Trade Date are considered to be settled which is deemed to be the same date as of which such transaction would have settled under the RSP with respect to the same type of financial transaction (e.g. Investment Election or Conversion Election).
     1.46 “Spouse” means a person who is considered the Participant’s spouse under the RSP.
     1.47 “Successor Plan” means a tax-qualified, retirement plan described in Section 401(a) of the Code into which the assets and liabilities have been merged or transferred in accordance with Section 414(l) of the Code and Section 208 of ERISA from the Pension Plan or RSP, and which provides benefits, options, features and rights, each comparable in material respects to those available in the Pension Plan or RSP.
     1.48 “Survivor Benefit” means a monthly (or single sum) benefit payable to a Beneficiary and determined in accordance with this Plan.
     1.49 “Sweep Date” means the date established by the Senior Vice President as the cutoff date and time for the Senior Vice President to receive notification with respect to a financial transaction in order to be processed with respect to such Trade Date.
     1.50 “Termination of Employment” occurs when a person ceases to be an Employee as determined by the personnel policies of a Participating Employer and the definition of a separation from service contained in Section 409A of the Code. The transfer of employment from a Participating Employer, or from one affiliate of a Participating Employer, to another affiliate of a Participating Employer shall not constitute a Termination of Employment for purposes of this Plan. If a person would cease to be an Employee because of a Change of Control, solely for the purpose of this

Plan, such person will not be considered to have incurred a Termination of Employment if the person’s successor employer, either expressly or by operation of law, assumes the Plan, the obligations and liabilities of the Plan with respect to such Participating Employer, and agrees to the responsibilities of such Participating Employer under the Plan.
     1.51 “Trade Date” means the date as of which a financial transaction is considered by this Plan to have occurred which is deemed to be the same date as of which such transaction would have occurred under the RSP with respect to the same type of financial transaction (e.g. Investment Election or Conversion Election).
ARTICLE II
PARTICIPATION
     2.1 Eligibility. On or after the Effective Date:
     (a) Participant on the Effective Date. Each person who has a balance in his or her Accounts as of the Effective Date shall be a Participant as of the Effective Date.
     (b) Other Eligible Employee. Each other Eligible Employee shall become a Participant with respect to the Plan Year at the time designated by the Senior Vice President.
ARTICLE III
PARTICIPANT DEFERRAL ELECTIONS
     3.1 Employee Deferral Election.
     (a) For each Plan Year, a Participant who is an Eligible Employee and who desires to have Employee Savings Deferrals made on his or her behalf shall file an irrevocable Deferral Election specifying his or her Deferral Percentage with respect to Employee Savings Deferrals and authorizing the Compensation otherwise payable to him or her for a Plan Year to be reduced and deferred hereunder.
     (b) For each Plan Year a Participant who is an Eligible Employee and who desires to have Bonus Deferrals made on his or her behalf shall file an irrevocable Deferral Election specifying his or her Deferral Percentage with respect to the AIP and authorizing such amount otherwise payable to him or her for a Plan Year to be reduced and deferred hereunder.
     (c) For any Plan Year the Senior Vice President may determine the maximum Deferral Percentages that shall be permitted.

     (d) Any Deferral Election which has not been properly completed will be deemed to not have been received and will be void. A Participant’s Deferral Election shall be effective only if it is received on or before the Notice Date for a Plan Year.
     3.2 Election Procedures. A Deferral Election will be effective only with respect to Compensation paid in a Plan Year to which the Deferral Election applies and only with respect to Compensation paid after the Notice Date for the Deferral Election.
     3.3 Coordination with RSP. Notwithstanding a Participant’s Deferral Election, if a Participant makes a “401(k) Hardship” withdrawal from the RSP during a Plan Year, the “401(k) Hardship” withdrawal rules of the RSP suspending the Deferral Election, which are intended to be applicable to this Plan, are incorporated by reference herein and made a part hereof, but only to the extent required by Treas. Reg. § 1.401(k)-1, in order for the RSP to be a qualified cash or deferred arrangement.
ARTICLE IV
DEFERRALS AND POSTINGS
     4.1 Employer Savings Deferral.
     (a) Frequency and Eligibility. For each period after the Effective Date for which an Eligible Participant makes an Employee Savings Deferral Election or Bonus Deferral Election, the Participating Employer shall post to this Plan on behalf of such Eligible Participant an Employer Savings Deferral as described in subSection (b) below.
     (b) Posting and Allocation Method. The Employer Savings Deferral for each period shall be an amount equal to the excess, if any, of (1) over (2) where (1) is the lesser of the amount of his or her Compensation for the period designated by the Eligible Participant as an Employee Savings Deferral or Bonus Deferral Election on his or her Deferral Election and six percent (6%) of his or her Compensation for the period and (2) is the amount of Employer Matching Contributions made for the Eligible Participant for the same period to the RSP. The aggregate amount of Employer Savings Deferrals shall be further reduced on December 31 of each Plan Year by the amount of any “True Up Contribution” (as defined in the RSP) made for the Eligible Participant to the RSP. The Employer Savings Deferral shall be posted to the Employer Savings Account of such Eligible Participant as of the same date the Employee Savings Deferral which it matches is posted.
     4.2 Employee Savings Deferral.
     (a) Frequency and Eligibility. For each period for which a Participant’s Employee Savings Deferral Election is in effect, the Participating Employer shall post to this Plan on behalf of each Participant an Employee Savings Deferral as described in subSection (b) below.

     (b) Posting. The Employee Savings Deferral for each Participant shall be an amount equal to (1) plus the excess, if any, of the sum of (2) plus (3) in excess of (4) where (1) is the amount of his or her Bonus Deferral designated by the Participant as an Employee Savings Deferral on his or her Deferral Election, (2) is the amount of his or her Compensation (reduced by the Bonus Deferral) for the period designated by the Participant as an Employee Savings Deferral on his or her Deferral Election, (3) is the sum of similar amounts for each preceding period in the Plan Year and (4) if the Participant is also a participant in the RSP for that period, is the amount of the Contribution Dollar Limit for the Plan Year. The Employee Savings Deferral shall be posted to the Employee Savings Account of such Participant as of the date such Compensation (or Bonus Deferral) amount would otherwise have been paid to the Participant.
     4.3 Employer Nonelective Deferral.
     (a) Frequency and Eligibility. For each period for which the Participating Employer makes a Pay Based Contribution to the RSP on behalf of an Eligible Participant’s Compensation, the Participating Employer shall post to this Plan on behalf of such Eligible Participant an Employer Nonelective Deferral as described in subSection (b) below. For purposes of Employer Nonelective Deferrals, an Eligible Participant is a Participant who has completed at least six (6) consecutive months of service with the Employer.
     (b) Posting. The Employer Nonelective Deferral by a Participating Employer for each Eligible Participant shall be an amount equal to the excess, if any, of (1) over (2) where (1) is the amount of Employer Nonelective Deferral for the period based on Compensation for such period and (2) is equal to the amount of Pay Based Contribution made for the Eligible Participant by such Participating Employer for the same period to the RSP. The Employer Nonelective Deferral shall be posted to the Employer Savings Account of such Eligible Participant as of the same date the Pay Based Contribution is made to the RSP.
     4.4 Retirement Bonus Account Deferral.
     (a) Frequency and Eligibility. For each Plan Year for which a Participant makes a Bonus Deferral Election that is to be paid in the same manner as the Employee Savings Deferral, the Participating Employer shall post to this Plan on behalf of such Participant a Bonus Deferral. The Bonus Deferral for each AIP Award equal to the amount of the Bonus Deferral Election shall be posted to the Retirement Bonus Account of such Participant as of the same date the AIP Award would otherwise have been paid to the Participant is posted.
     4.5 Fixed Date Bonus Account Deferral.
     (a) Frequency and Eligibility. For each Plan Year for which a Participant makes a Bonus Deferral Election that is to be paid on a fixed date, the

Participating Employer shall post to this Plan on behalf of each Participant such Bonus Deferral. The amount of the Bonus Deferral Election shall be posted to the Fixed Date Bonus Account of such Participant as of the date the AIP Award would otherwise have been paid to the Participant.
ARTICLE V
ACCOUNTING FOR PARTICIPANTS’ ACCOUNTS AND FOR INVESTMENT FUNDS
     5.1 Individual Participant Accounting.
     (a) Account Maintenance. The Senior Vice President shall cause each Participating Employer to reflect transactions involving amounts posted to the Accounts for each Participant and the measurement of investment returns on Accounts in accordance with this Plan. Investment returns during or with respect to an Accounting Period shall be accounted for at the individual Account level by “posting” such returns by each Participating Employer to each of the appropriate Accounts of each affected Participant. Account values shall be maintained in shares, units or dollars.
     (b) Trade Date Accounting and Investment Cycle. For any financial transaction involving a change in the measurement of investment returns, withdrawals or distributions to be processed as of a Trade Date, instructions must be received by the Sweep Date and such instructions shall apply only to amounts posted to the Accounts as of the Trade Date. Such financial transactions in an Investment Fund shall be posted to a Participant’s Accounts as of the Trade Date and based upon the Trade Date values. All such transactions shall be effected on the Settlement Date (or as soon as is administratively feasible) relating to the Trade Date as of which the transaction occurs.
     (c) Suspension of Transactions. Whenever the Senior Vice President considers such action to be appropriate, the Senior Vice President, in his or her discretion, may suspend the Trade Date.
     (d) Error Correction. The Senior Vice President may correct any errors or omissions in the administration of this Plan by restoring or charging any Participant’s Accounts with the amount that would be credited or charged to the Accounts had no error or omission been made.
     5.2 Accounting for Investment Funds. The investment returns of each Investment Fund shall be tracked in accordance with the procedures established by the Plan’s recordkeeper. Investment income, earnings, and losses charged against the Accounts shall be based solely upon the actual performance (net of expenses and administrative charges) permitted under the Plan of each of the Investment Funds for the period of time all or some portion of each of the Accounts has been designated to use such Investment Fund as a measurement of investment returns.

ARTICLE VI
INVESTMENT FUNDS AND ELECTIONS
     6.1 Elections.
     (a) General. A Participant must make a separate Investment Election and Conversion Election with respect to the Deferrals and Accounts.
     6.2 Investment of Deferrals.
     (a) Investment Election. Each Participant may designate the one or more Investment Funds which will serve as a measurement of investment returns for Deferrals posted to his or her Accounts (and the portion of such Accounts attributable to such Deferrals). Each Investment Election shall apply proportionately to all Deferrals based upon the relative amount of each.
     (b) Effective Date of Investment Election Change of Investment Election. A Participant’s initial Investment Election will be effective with respect to a Fund on the Trade Date which relates to the Sweep Date on which or prior to which the Investment Election is received. A Participant’s Investment Election shall continue in effect, notwithstanding any change in his or her Compensation or his or her Deferral Percentage, until the effective date of a new Investment Election. A change in Investment Election shall be effective with respect to a Fund on the Trade Date which relates to the Sweep Date on which or prior to which the Participant’s new Investment Election is received.
     6.3 Investment of Accounts.
     (a) Conversion Election. Notwithstanding a Participant’s Investment Election, a Participant or Beneficiary may change the measurement of investment returns of his or her Accounts by making a Conversion Election. Each Conversion Election shall apply proportionately to all affected Accounts based upon the relative balance of each.
     (b) Effective Date of Conversion Election. A Conversion Election to change a Participant’s measurement of investment returns of his or her Accounts in one Investment Fund to another Fund shall be effective with respect to such Funds on and after the Trade Date which relates to the Sweep Date on which or prior to which the Election is received. Notwithstanding the foregoing, to the extent required by any provisions of an Investment Fund, the effective date of any Conversion Election may be delayed or the amount of any permissible Conversion Election may be reduced. Any Investment Election which has not been properly completed will be deemed not to have been received.
     6.4 Procedures. The procedures, frequency and time deadlines for making an Investment Election or Conversion Election shall be established by the Senior Vice President.

ARTICLE VII
VESTING AND FORFEITURES
     7.1 Fully Vested Deferral Accounts.
     Except as provided in Section 7.2 below, a Participant shall be fully vested and have a nonforfeitable right to his or her Accounts at all times.
     7.2 Partially Vested Deferral Accounts. An Employee hired on or after January 1, 2004 shall be subject to the vesting provisions of this Section 7.2. An Employee hired prior to January 1, 2004 shall not be subject to the provisions of this Section 7.2, even if the Employee did not become an Eligible Employee until after December 31, 2003.
     (a) A Participant shall be fully vested and have a nonforfeitable right to his or her Employer Savings Account only upon the occurrence of any one or more of the following events:
     (1) Completion of at least a minimum number of Years of Vesting Service in the Vesting Schedule, as described in subSection (b) below, for a 100% nonforfeitable percentage.
     (2) Attainment of age 65.
     (3) Termination of Employment for reason of a Disability. For this purpose, Disability means the incapacity of a Participant on account of bodily injury or physical or mental disease which has been determined under the Social Security or Railroad Retirement Act or under any plan of long-term disability insurance provided by a third-party carrier, to entitle the Participant to disability benefits.
     (4) Death while an Employee.
     (b) If a Participant has a Termination of Employment, the Participant shall be vested and have a nonforfeitable right to his or her Employer Savings Account, determined in accordance with the following Vesting Schedule:

Years of Vesting Service	Nonforfeitable Percentage
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

     (c) A forfeiture of a Participant’s nonvested Employer Savings Account shall occur under the Plan as of a Participant’s Termination of Employment. Forfeitures shall be used to reduce future Employer Savings Deferrals and Employer Nonelective Deferrals that must be made by the Employer.
     (d) A Year of Service for Vesting shall have the same meaning as such term is defined in the RSP.
     7.3 Retain Full Vesting. Notwithstanding anything in the Plan to the contrary, once a Participant is fully vested in an Account, the Participant shall always be fully vested in such Account.
ARTICLE VIII
WITHDRAWALS
     8.1 Withdrawals for Unforeseen Emergency.
     (a) Requirements. A Participant may request the withdrawal of any amount from the portion of his or her Accounts (not in excess of the balance of such Accounts) needed to satisfy a severe financial hardship. An unforeseen emergency is a severe financial hardship of the Participant or his or her Beneficiary resulting from: (1) an illness or accident of the Participant, Beneficiary or either of their dependents (as defined in Section 152(a), or (2) the loss of the Participant’s or Beneficiaries’ property due to a casualty, or (3) or other similar extraordinary and unforeseen circumstances as a result of events beyond the control of the Participant or Beneficiary. A distribution may not be made to the extent that the emergency may be relieved through insurance or otherwise by liquidation of such assets that would not cause a severe financial hardship or by the cessation of deferrals under any other arrangement. Distributions will be limited to the amount reasonably necessary to satisfy the emergency, including any amounts necessary to pay any taxes or penalties reasonably anticipated to result from the distribution.
     (b) Account Sources for Withdrawal. The withdrawal amount shall come only from the following Accounts, in the following priority order:
      Fixed Date Bonus Account
      Retirement Bonus Account
      Employer Savings Account
Delta Transfer Account
      PepsiCo Transfer Account
     8.2 Withdrawal Processing.
     (a) Minimum Amount. There is no minimum payment for any type of withdrawal.

     (b) Application by Participant. A Participant must submit a withdrawal request to the Senior Vice President to apply for any type of withdrawal.
     (c) Approval by Senior Vice President. The Senior Vice President is responsible for determining that a withdrawal request conforms to the requirements described in this Section and notifying the Participating Employer of any payments to be made in a timely manner. Any request to make a withdrawal by the Senior Vice President may be approved only by disinterested members of the Management Committee, or if none, the Compensation Committee.
     (d) Time of Processing. The Participating Employer shall process all withdrawal requests within a reasonable period of time.
     (e) Medium and Form of Payment. The form of payment for withdrawals shall be a single cash installment.
     (f) Investment Fund Sources. Within each Account used for funding a withdrawal, amounts shall be taken by type of investment measurement in direct proportion to the value of the Participant’s Accounts in each Investment Fund at the time the withdrawal is made.
ARTICLE IX
DISTRIBUTIONS
     Benefits payable under this Plan shall be paid in the form and time prescribed below.
     9.1 Form and Timing of Employee Savings Account and Employer Savings Account Distributions. This Section shall govern the form and timing of distributions of the Employee Savings Account and Employer Savings Account (and PepsiCo Transfer Account directed to be treated the same as the Employee Savings Account and Employer Savings Account) that begin on or after the Effective Date.
     (a) No Advance Election for Grandfathered Account: Subject to the next sentence, a Participant described in this subSection shall be paid his or her Grandfathered Account in the Installment Form of Payment for fifteen (15) years commencing at the same time as he or she is paid his or her Retirement Benefit under the Pension Plan. If a Participant has no Retirement Benefit under the Pension Plan, his or her Grandfathered Account will be paid in the Installment Form of Payment for fifteen (15) years commencing on the first day of the month next following the month in which occurs the later of (1) his or her attainment of age fifty-five (55); or (2) the sixth month anniversary of his or her Termination of Employment.
     (b) No Advance Election for Non-Grandfathered Account. A Participant will be paid in the Installment Form of Payment for fifteen (15) years commencing on the first day of the month in which occurs the later of (1) his or her attainment of age fifty-five (55), or (2) the six (6) month anniversary of his or Termination of Employment.
     (c) Advance Election in Effect:
     (d) Lump Sum Election: The Participant’s Employee Savings Account and Employer Savings Account (and ERP Accounts, PepsiCo Transfer Account and Delta Transfer Account directed to be treated the same as the Employee Savings Account and Employer Savings Account) shall be paid as a single lump sum as of the first of the month coincident with or next following the sixth month anniversary of his or her Termination of Employment.
     (e) Installment Election: The Participant’s Employee Savings Account and Employer Savings Account (and ERP Accounts, PepsiCo Transfer Account and Delta Transfer Account directed to be treated the same as the Employee Savings Account and Employer Savings Account) shall be paid in an Installment Form of Payment.
     9.2 Form and Timing of Retirement Bonus Account Distributions. This Section shall govern the form and timing of distributions of the Retirement Bonus Account that begin on or after the Effective Date.
     (a) No Advance Election for Grandfathered Bonus Accounts: Subject to the next sentence, a Participant described in this subSection shall be paid his or her Retirement Bonus Account in the Installment Form of Payment for fifteen (15) years commencing at the same time as he or she is paid his or her Retirement Benefit under the Pension Plan. If a Participant has no Retirement Benefit under the Pension Plan, his or her Retirement Bonus Account will be paid in the Installment Form of Payment for fifteen (15) years commencing on the first day of the month next following the month in which occurs the later of (1) his or her attainment of age fifty-five (55); or (2) the sixth month anniversary of his or her Termination of Employment.
     (b) No Advance Election for Non-Grandfathered Bonus Accounts:
     (1) The Retirement Bonus Account shall be payable for fifteen (15) years commencing on the first day of the month in which occurs the later of (1) his or her attainment of age 55 or (2) the sixth month anniversary of his or her Termination of Employment.
     (b) Advance Election in Effect: This subSection shall apply to a Participant who has an Advance Election.
     (c) Lump Sum Election: If a Participant covered by this subSection has an Advance Election to receive a single lump sum in effect, the Participant’s Retirement Bonus Account shall be paid as a single lump sum as of the first of the month coincident with or next following the sixth month anniversary of his or her Termination of Employment.

     (d) Installment Election: If a Participant covered by this subSection has an Advance Election to receive an Installment Form of Payment in effect, the Participant’s Retirement Bonus Account shall be paid in an Installment Form of Payment.
     9.3 Form and Timing of Fixed Date Bonus Account Distributions.
     (a) Form: The form of payment of the balance of each Participant’s Fixed Date Bonus Account for each Plan Year will be a single sum payment.
     (b) Timing: The Payment Date of the balance of a Participant’s Fixed Date Bonus Account for each Plan Year shall be the fixed Payment Date selected by the Participant on the Deferral Election Form for the Plan Year.
     9.4 Change or Revocation of Election for Grandfathered Accounts. A Participant may make or change an Advance Election by filing a new Election that meets the foregoing requirements. A Participant may make or revoke an Advance Election only by filing a revocation that is received, pursuant to procedures specified by the Senior Vice President, before the start of the calendar year containing the Participant’s Termination of Employment, and at least six (6) months before the Termination of Employment; provided, however, that the Participant’s Grandfathered Fixed Date Bonus Account can only be changed in accordance with the procedures described in Section 9.5 below.
     9.5 Change or Revocation of Election for Non-Grandfathered Accounts Fixed Rate Bonus Account. The form of payment election is irrevocable, unless the Participant executes a Payment Election Change Form as to either the time or form of payment, or both. To be effective, the Payment Election Change Form must be executed and filed pursuant to procedures specified by the Senior Vice President at least twelve (12) months before the commencement of distributions and the new form of payment must be at least five (5) full years later than the previous selected form. For purposes of applying the five-year period described above, the initial election of installment payments shall be treated as a single payment. A Participant may execute a Payment Election Change Form at any time provided that each such form meets the rules set out in this Section. The most recently dated Payment Election Change Form selecting the timing and form of payment applies.
     9.6 Transitional Election Changes for Non-Grandfathered Accounts. Notwithstanding Section 9.5, pursuant to Internal Revenue Service Notice 2007-86, a Participant may elect prior to December 31, 2008, to change his or her payment election to an alternate form of payment, or a payment period, or both, without regard to the requirements of Section 9.5; provided however such election may apply only to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.
     9.7 Survivor Benefit of Accounts. Upon the death of a Participant, the remaining balance in his or her Accounts shall be paid to the Participant’s Beneficiary in a single sum on the last day of the third month following the death of the Participant; provided however, if such payment will result in any portion of the payment (or any other amount paid to such Beneficiary during the same Plan Year) not being deductible by reason of Code Section 162(m), the Senior Vice President may defer payment to a later Payment Date designated by it and such Accounts shall continue to have investment returns measured under this Plan.
     9.8 Cashout Distributions. If, at a Participant’s Termination of Employment, the aggregate value of the Participant’s Accounts (other than the Fixed Date Bonus Account) is equal to or less than $20,000, the Senior Vice President shall distribute to the Participant such Participant’s Accounts in a single sum payment.
     9.9 PepsiCo Transfer Account. The timing and payment of the balance of a PepsiCo Transfer Account shall be based upon the Participant’s elections in effect on June 30, 1999, under the PepsiCo Executive Income Deferral Program and any future election rights the Participant would have had under such program with respect to the timing and form of payment of those accounts and in accordance with applicable law on the date of distribution.
     9.10 Payment of Grandfathered Accounts Due to a Change of Control. On and after a Change of Control involving the Participant’s Participating Employer and notwithstanding any provision of the Plan to the contrary, in the event of a Participant’s Termination of Employment within three (3) years of a Change of Control, the balances of his or her Grandfathered Accounts maintained with respect to that Participating Employer shall be paid in a lump sum on the first day of the month following the sixth month anniversary of the Participant’s Termination of Employment.
     9.11 Payment of Non-Grandfathered Accounts Due to a Change of Control. Notwithstanding any provision of the Plan to the contrary, in the event of the Participant’s involuntary Termination of Employment within two years of a Change of Control or Participant’s voluntary Termination of Employment with Good Reason within two years of a Change of Control involving the Participant’s Participating Employer, the Participant’s Vested Non-Grandfathered Account shall be paid in a lump sum on the first day of the month following the sixth month anniversary of the Participant’s Termination of Employment.
     9.12 Delta Transfer for Account. The timing and payment of the Delta Transfer Account shall be based on the election made by the Participant prior to July 1, 2001 to receive either a lump sum payment or installment payments not to exceed one hundred-twenty (120) installments. If the Participant did not make an election, payment shall be made in a lump sum. A Participant may make a change between these two options in accordance with Section 9.4.
     9.13 Payment of Grandfathered Account Due to an Investment Grade Rating Change. Notwithstanding any provision of the Plan to the contrary, if either (1) the Participating Employer, or (2) the Parent is rated below an Investment Grade Rating, then the balance of a Participant’s Grandfathered Account maintained with respect to that Participating Employer shall be paid immediately in a single lump sum to the Participant. For purposes of this Section, Investment Grade Rating means a rating either (a) at or above BBB by Standard & Poor’s Corporation, or (b) the prevailing equivalent ratings at the time.
ARTICLE X
AMENDMENT
     10.1 Prior to a Change of Control. The Company reserves the right to amend this Plan with respect to the Accounts of each Participating Employer from time to time by action of the Compensation Committee, but without the written consent of each Participant and Beneficiary of a deceased Participant, no such action may reduce or relieve any Participating Employer or the Company of any current, past or future obligation with respect to any balance of Accounts maintained by such Participating Employer under this Plan for such Participant (or Beneficiary) as of the date of such amendment, except (a) to the extent such amendment is required by written opinion of counsel to the Company to avoid recognition of income by a Participant or Beneficiary subject to federal income taxation; or (b) is determined by the Senior Vice President to be a necessary administrative amendment.
     In addition, the Senior Vice President, acting on behalf of the Company, may amend, modify, change or revise the Plan, in whole or in part, or with respect to all persons or a designated group of persons provided, however (a) no such action may be taken if it could not have been adopted under this Section by the Compensation Committee, (b) no such action may be taken if it causes a change in the level or type of contributions to be made to the Plan or otherwise materially increase the duties and obligations of any or all Employers with respect to the Plans, and (c) no such action may amend Articles XI.
     10.2 After a Change of Control. This Plan may not be amended with respect to the Accounts maintained by a Participating Employer following a Change of Control for that Participating Employer without the consent of affected Participants of such Participating Employer; however, this Section 10.2 will not apply to the Accounts of Participants maintained by Participating Employers not involved in a Change of Control.
ARTICLE XI
TERMINATION
     Notwithstanding Section 10.2, the Company, by action of the Compensation Committee, reserves the right to terminate this Plan with respect to the Accounts of each Participating Employer. Upon termination of the Plan, the balance of Grandfathered Accounts maintained by such Participating Employer for such Participant (or for a Beneficiary) shall be paid as soon as administratively possible. Except as permitted under Section 409A of the Code, installment distributions of Non-Grandfathered Accounts shall continue to be paid until the first day of the month following the one year anniversary of the termination of the Plan, when the remaining Non-Grandfathered Account shall be paid in a lump sum. All other Non-Grandfathered Accounts shall be distributed in a lump sum on the first day following the one year anniversary of the termination of the Plan, except if an earlier date for payment is permitted under Section 409A of the Code.
ARTICLE XII
ADMINISTRATION
     12.1 Authority to Administer Plan. The Plan shall be administered by the Senior Vice President, which shall have the authority to interpret the Plan and issue such regulations as it deems appropriate. The Senior Vice President shall maintain Plan records and make benefit calculations, and may rely upon information furnished it by the Participant in writing, including the Participant’s current mailing address, age and marital status. The Senior Vice President’s interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.
     12.2 Facility of Payment. Whenever, in the Senior Vice President’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Senior Vice President may make payments to such person or to the legal representative of such person for his or her benefit, or the Senior Vice President may apply the payment for the benefit of such person in such manner as it considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.
     12.3 Claims Procedure.
     (a) Definitions. For purposes of this Section 12.3, the following words or phrases in quotes when capitalized will have the meaning set forth below:
     (1) “Adverse Benefit Determination” means a denial, reduction or the termination of, or a failure to provide or make payment (in whole or in part) with respect to a Claim for a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Participant’s or Beneficiary’s eligibility to participate in the Plan.
     (2) “Claim” means a request for a benefit or eligibility to participate in the Plan, made by a Claimant in accordance with the Plan’s procedures for filing Claims, as described in this Section 12.3.
     (3) “Claimant” is defined in Section 12.3.
     (4) “Notice” or “Notification” means the delivery or furnishing of information to an individual in a manner that satisfies applicable

Department of Labor regulations with respect to material required to be furnished or made available to an individual.
     (5) “Relevant Documents” include documents, records or other information with respect to a Claim that:
     (A) were relied upon by the Senior Vice President in making the benefit determination;
     (B) were submitted to, considered by or generated for, the Senior Vice President in the course of making the benefit determination, without regard to whether such documents, records or other information were relied upon by the Senior Vice President in making the benefit determination;
     (C) demonstrate compliance with administrative processes and safeguards required in making the benefit determination; or
     (D) constitute a statement of policy or guidance with respect to the Plan concerning the denied benefit for the Participant’s circumstances, without regard to whether such advice was relied upon by the Senior Vice President in making the benefit determination.
     (b) Procedure for Filing a Claim. In order for a communication from a Claimant to constitute a valid Claim, it must satisfy the following paragraphs (1) and (2) of this paragraph (b).
     (1) Any Claim submitted by a Claimant must be in writing on the appropriate Claim form (or in such other manner acceptable to the Senior Vice President) and delivered, along with any supporting comments, documents, records and other information, to the Senior Vice President in person, or by mail postage paid, to the address for the Senior Vice President provided in the Summary Plan Description.
     (2) Claims and appeals of denied Claims may be pursued by a Participant or an authorized representative of the Participant (each of whom will be referred to in this Section as a “Claimant”). However, the Senior Vice President may establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a Participant.
     (c) Initial Claim Review. The initial Claim review will be conducted by the Senior Vice President, with or without the presence of the Claimant, as determined by the Senior Vice President in its discretion. The Senior Vice President will consider the applicable terms and provisions of the Plan and amendments to the Plan, information and evidence that is presented by the

Claimant and any other information it deems relevant. In reviewing the Claim, the Senior Vice President will also consider and be consistent with prior determinations of Claims from other Claimants who were similarly situated and which have been processed through the Plan’s claims and appeals procedures within the past 24 months.
     (d) Initial Benefit Determination.
     (1) The Senior Vice President will notify the Claimant of the Senior Vice President’s determination within a reasonable period of time, but in any event (except as described in paragraph (2) below) within 90 days after receipt of the Claim by the Senior Vice President.
     (2) The Senior Vice President may extend the period for making the benefit determination by 90 days if it determines that such an extension is necessary due to matters beyond the control of the Plan and if it notifies the Claimant, prior to the expiration of the initial-90 day period, of circumstances requiring the extension of time and the date by which the Senior Vice President expects to render a decision.
     (e) Manner and Content of Notification of Adverse Benefit Determination.
     (1) The Senior Vice President will provide a Claimant with written or electronic Notice of any Adverse Benefit Determination, in accordance with applicable Department of Labor regulations.
     (2) The Notification will set forth in a manner calculated to be understood by the Claimant:
     (A) The specific reason or reasons for the Adverse Benefit Determination;
     (B) Reference to the specific provision(s) of the Plan on which the determination is based;
     (C) Description of any additional material or information necessary for the Claimant to perfect the Claim and an explanation of why such material or information is necessary; and

     (D) A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
     (f) Procedure for Filing a Review of an Adverse Benefit Determination.
     (1) Any appeal of an Adverse Benefit Determination by a Claimant must be brought to the Senior Vice President within 60 days after receipt of the Notice of the Adverse Benefit Determination. Failure to appeal within such 60-day period will be deemed to be a failure to exhaust all administrative remedies under the Plan. The appeal must be in writing utilizing the appropriate form provided by the Senior Vice President (or in such other manner acceptable to the Senior Vice President); provided, however, that if the Senior Vice President does not provide the appropriate form, no particular form is required to be utilized by the Participant. The appeal must be filed with the Senior Vice President at the address listed in the Summary Plan Description.
     (2) A Claimant will have the opportunity to submit written comments, documents, records and other information relating to the Claim.
     (g) Review Procedures for Adverse Benefit Determinations.
     (1) The Senior Vice President will provide a review that takes into account all comments, documents, records and other information submitted by the Claimant without regard to whether such information was submitted or considered in the initial benefit determination.
     (2) The Claimant will be provided, upon request and free of charge, reasonable access to and copies of all Relevant Documents.
     (3) The review procedure may not require more than two levels of appeals of an Adverse Benefit Determination.
     (h) Timing and Notification of Benefit Determination on Review. The Senior Vice President will notify the Claimant within a reasonable period of time, but in any event within 60 days after the Claimant’s request for review, unless the Senior Vice President determines that special circumstances require an extension of time for processing the review of the Adverse Benefit Determination. If the Senior Vice President determines that an extension is required, written Notice will be furnished to the Claimant prior to the end of the initial 60-day period indicating the special circumstances requiring an extension of time and the date by which the Senior Vice President expects to render the determination on review, which in any event will be within 60 days from the end of the initial 60-day period. If such an extension is necessary due to a failure of the Claimant to submit the information necessary to decide the Claim, the period in which the

Senior Vice President is required to make a decision will be tolled from the date on which the notification is sent to the Claimant until the Claimant adequately responds to the request for additional information.
     (i) Manner and Content of Notification of Benefit Determination on Review.
     (1) The Senior Vice President will provide a written or electronic Notice of the Plan’s benefit determination on review, in accordance with applicable Department of Labor regulations.
     (2) The Notification will set forth:
     (A) The specific reason or reasons for the Adverse Benefit Determination;
     (B) Reference to the specific provision(s) of the Plan on which the determination is based;
     (C) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Documents; and
     (D) A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an Adverse Benefit Determination on review.
     (j) Management Committee. Notwithstanding anything in this Section 12.3 to the contrary, the Senior Vice President may delegate any or all of his or her duties under this Section 12.3 with respect to any Claimant’s Claim to the Management Committee, at any time during the appeals process.
     (k) Statute of Limitations. No cause of action may be brought by a Claimant who has received an Adverse Benefit Determination later than two years following the date of such Adverse Benefit Determination.
     12.4 Notices to Participants, Etc. Any notice, report or statement given, made, delivered or transmitted to a Participant or any other person entitled to or claiming benefits under the Plan will be deemed to have been duly given, made or transmitted when sent via messenger, delivery service, facsimile or mailed by first class mail with postage prepaid and addressed to the Participant or such person at the address last appearing on the records of the Senior Vice President. A Participant or other person may record any change of his or her address from time to time by following the procedures established by the Senior Vice President.
     12.5 Notices to Senior Vice President. Any written direction, notice or other communication from Participants or any other person entitled to or claiming benefits under the Plan to the Senior Vice President will be deemed to have been duly given, made or transmitted either when delivered to such location as will be specified upon the forms prescribed by the Senior Vice President for the giving of such direction, notice or other communication or when otherwise received by the Senior Vice President.
ARTICLE XIII
PARTICIPATING EMPLOYERS
     13.1 Adoption. Each Employer, with the approval of the Senior Vice President, may adopt the Plan for its Eligible Employees who become Participants. To the extent Accounts are funded by a Participating Employer with respect to a Participant who is an Eligible Employee of that Participating Employer, the liability for payment of those Accounts, plus income and losses deemed credited thereto under this Plan, will be solely that of such Participating Employer. A Participating Employer may adopt the Plan by action of their board of directors or any delegate of such board.
     13.2 Transfers of Employment. If a Participant becomes an Eligible Employee of another Participating Employer, new Accounts will be created for the Participant while an Eligible Employee of the new Participating Employer. Each Participating Employer will be responsible for maintaining and funding the Accounts accrued while the Participant was an Eligible Employee with that Participating Employer, plus income and losses deemed credited thereto under this Plan.
     13.3 Withdrawal from Plan. Each Participating Employer, by action of its board of directors or its delegate, may withdraw from participation in the Plan with the approval of the Senior Vice President. Upon withdrawal, Eligible Employees of that Participating Employer will cease to be Eligible Employees. On and after the effective date of such withdrawal, the withdrawing Employer will continue to be treated as a Participating Employer but only with respect to the Accounts accrued by its Participants while they were Eligible Employees, plus income and losses credited thereto under this Plan, and will continue to be solely liable to such Participants for such Accounts.
ARTICLE XIV
MISCELLANEOUS PROVISIONS
     14.1 Finality of Determination. The determination of the Senior Vice President as to any disputed questions arising under this Plan, including questions of construction and interpretation shall be final, binding, and conclusive upon all persons.
     14.2 Expenses. The expenses of administering this Plan shall be borne by each Participating Employer, as determined by the Senior Vice President.
     14.3 Indemnification and Exculpation. The Senior Vice President and his or her delegates, members of the Management Committee, its agents and officers, directors and employees of the Company and each Participating Employer shall be indemnified and held harmless by the Company and each Participating Employer against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Participating Employer’s written approval) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability, or expense is due to such person’s gross negligence or willful misconduct.
     14.4 Funding. While all benefits payable under this Plan with respect to Participants of a Participating Employer constitute general corporate obligations, the Company may establish a separate irrevocable grantor Trust for the benefit of all Participants, which Trust shall be subject to the claims of the general creditors of each Participating Employer in the event of such corporation’s insolvency, to be used as a reserve for the discharge of that Participating Employer’s obligations under this Plan to its Participants. Any payments made to a Participant under the separate Trust for his or her benefit shall reduce dollar for dollar the amount payable to the Participant from the general assets of the Participating Employer. The amounts payable under this Plan shall be reflected on the accounting records of the Participating Employer with respect to its Participants but shall not be construed to create or require the creation of a Trust, custodial, or escrow account, except as described above in this Section. No Participant (or Beneficiary of a Participant) shall have any right, title, or interest whatever in or to any investment reserves, Accounts, or funds that the Participating Employer may purchase, establish, or accumulate to aid in providing benefits under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create a Trust or fiduciary relationship of any kind between the Company, a Participating Employer, the Parent or Compensation Committee and a Participant, Beneficiary or any other person. Neither a Participant nor Beneficiary shall acquire any interest greater than that of an unsecured, general creditor. Neither the Company, the Parent nor another Participating Employer will have any liability for the Accounts of Participants of a different Participating Employer, nor will the assets of any Trust held for the benefit of the Company or another Participating Employer be used to pay the benefits of Participants of a different Participating Employer.
     14.5 Corporate Action. The Company, through the authority vested in the Board of Directors, has appointed the Compensation Committee to act on behalf of the whole Board of Directors of the Company. Therefore, any action required of or permitted by the Company under this Plan shall be by resolution of the Compensation Committee or any person or persons authorized by resolution of such Compensation Committee.
     Further, the Board of Directors has appointed the Senior Vice President and has enabled him or her to have the power and authority to administer the Plan, to the extent delegated to such person in the Plan. The Senior Vice President has the power to amend the Plan, as set forth in Section 10.1.
     14.6 Interests not Transferable. Accounts payable under the Plan or the right to receive future benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, including any assignment or alienation in connection with a divorce, separation, child support or similar arrangement, shall be null and void and not binding on a Participating Employer. A Participating Employer shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.
     14.7 Effect on Other Benefit Plans. Amounts credited or paid under this Plan shall not be considered to be Compensation for the purposes of a qualified Pension Plan maintained by any Participating Employer. The treatment of such amounts under other employee benefits plans shall be determined pursuant to the provisions of such plans.
     14.8 Legal Fees and Expenses. After a Change of Control, the Participating Employer involved in the Change of Control shall pay all reasonable legal fees and expenses which the Participant or a Beneficiary may incur as a result of the Participating Employer’s contesting the validity, enforceability or the Participant’s interpretation of, or determinations made under, this Plan or the Trust with respect to Accounts funded by that Participating Employer.
     14.9 Deduction of Taxes from Amounts Payable.
     (a) Distribution. The Participating Employer shall deduct from the amount to be distributed such amount as the Participating Employer, in its sole discretion, deems proper to protect the Participating Employer against liability for the payment of death, succession, inheritance, income, or other taxes, and out of money so deducted, the Participating Employer may discharge any such liability and pay the amount remaining to the Participant, the Beneficiary or the deceased Participant’s estate, as the case may be.
     (b) Withholding. The Participating Employer may withhold whatever taxes (including FICA, state or federal taxes) it, in its sole discretion, deems proper to protect the Participating Employer against liability for the payment of such withholding taxes and out of the money so deducted, the Participating Employer may discharge any such liability. Withholding for this purpose may come from any wages due to the Participant, or if none, from the Participant’s Accounts hereunder.
     14.10 Facility of Payment. If a Participant or Beneficiary is declared an incompetent or is a minor and a conservator, guardian, or other person legally charged with his or her care has been appointed, any benefits to which such Participant or Beneficiary is entitled shall be payable to such conservator, guardian, or other person legally charged with his or her care. The decision of the Senior Vice President in such matters shall be final, binding, and conclusive upon the Company, Participating Employer and upon each Participant, Beneficiary, and every other person or party interested or concerned. The Company, Participating Employer, Compensation Committee, Management Committee and Senior Vice President shall not be under any duty to see to the proper application of such payments.
     14.11 Merger. This Plan shall be binding and enforceable with respect to the obligation of each Participating Employer against any successor to such Participating Employer by operation of law or by express assumption of the Plan, and such successor shall be substituted hereunder for the Participating Employer.
     14.12 Compliance with Code Section 409A. The Plan is intended, and shall be construed, to comply with Code Section 409A to avoid the excise tax penalties, interest penalties, and income inclusion rules of Code Section 409A. Notwithstanding any provisions of this Plan to the contrary, in the event a Participant becomes a specified person, as defined in Code Section 409A, no payment shall be made until the six (6) month anniversary following the date the Participant has a Termination of Employment.
     14.13 Gender and Number. Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine, and singular the plural.
     14.14 Invalidity of Certain Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and this Plan shall be construed and enforced as if such provisions, to the extent invalid or unenforceable, had not been included.
     14.15 Headings. The headings or articles are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
     14.16 Notice and Information Requirements. Except as otherwise provided in this Plan or as otherwise required by law, no Participating Employer shall have any duty or obligation to affirmatively disclose to any Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to be advised of, any material information regarding any Participating Employer, or at any time prior to, upon or in connection with the Participating Employer’s purchase, or any other distribution or transfer (or decision to defer any such distribution) of any assets or common stock of a Participating Employer.

     14. 17 Governing Law. Except to the extent preempted by federal law, this Plan shall be governed by the laws of the State of Delaware.
     IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly authorized officer and adopted this 30th day of December 2008, effective January 1, 2008.

PepsiAmericas, Inc.
By:	/s/ Anne D. Sample
Its: Executive Vice President of Human Resources

AMENDMENT NO. 1
TO THE
PEPSIAMERICAS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2008
     Pursuant to the authority retained by PepsiAmericas, Inc. (the “Company”) under Section 10.1 of the PepsiAmericas, Inc. Executive Deferred Compensation Plan (the “Plan”), the Company hereby amends the Plan in the following manner:
     1. Section 7.2 Partially Vested Deferral Accounts shall be amended by inserting a new subsection (a)(5), to read as follows:
     (5) Change of Control, as defined in Section 1.10 of the Plan for Non-Grandfathered Accounts, but only if such Participant is an Employee as of the date of the Change in Control.
     2. This Amendment No. 1 shall be effective on the date written below.
Dated and effective this 30th day of June, 2009.

PEPSIAMERICAS, INC.

By:	/s/ Anne D. Sample
Title: Executive Vice President of Human Resources